EXHIBIT 4.11

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE dated as of September 1, 2001 (“First Supplemental Indenture”) by and between (1) Abitibi-Consolidated Inc. (“Abitibi-Consolidated”), a corporation organized under the laws of Canada, (2) Abitibi-Consolidated Finance L.P. (“Finance L.P.”), a limited partnership formed under the laws of the State of Delaware, (3) Abitibi-Consolidated and 3834328 Canada Inc., a corporation organized under the laws of Canada (“3834328”), as partners of Abitibi-Consolidated General Partnership, a general partnership formed under the laws of Quebec (“ACGP”) and (4) The Bank of Nova Scotia Trust Company of New York, as trustee (“Trustee”), to the Indenture dated as of July 26, 1999 (the “Indenture”), between Abitibi-Consolidated and the Trustee. Unless otherwise defined herein, all capitalized terms used in this First Supplemental Indenture have the respective meanings set forth in the Indenture.

WHEREAS Abitibi-Consolidated has issued, the Trustee has authenticated and there have been delivered pursuant to the Indenture US$1,650,000,000 aggregate principal amount of unsecured notes due 2005, 2010, 2029 and 2030, respectively (the “Securities”);

WHEREAS pursuant to Section 9.1, the Indenture may be supplemented without the consent of any Holder, among other things: (i) to evidence the succession of another Person to an Obligor and its assumption of the covenants of such Obligor in the Indenture; (ii) to add to the covenants of an Obligor, for the benefit of the Holders of all Securities; and (iii) to surrender any right or power conferred upon an Obligor or make any other provisions with respect to matters or questions arising under the Indenture provided that such action not adversely affect the interests of the Holders of Securities of any particular series in any material respect;

WHEREAS all acts and proceedings required by law and the Indenture to authorize, approve and constitute this First Supplemental Indenture as a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this First Supplemental Indenture have in all respects been duly authorized by ACGP;

WHEREAS ACGP is a general partnership formed under the laws of Quebec, the only partners of which are Abitibi-Consolidated and 3834328 Canada Inc., a wholly-owned subsidiary of Abitibi-Consolidated and under Quebec law, the rights, obligations, properties and assets of ACGP are those of its partners, namely Abitibi-Consolidated and 3834328 Canada Inc.; and

WHEREAS the foregoing recitals are made as representations or statements of fact by each of Abitibi-Consolidated, Finance L.P. and ACGP and not by the Trustee.

NOW, THEREFORE in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Abitibi-Consolidated, Finance L.P., ACGP and the Trustee hereby agree as follows:

1.	Section 8.2 is hereby supplemented by adding the following at the end thereof:

“, provided, however, that an Obligor may, by supplemental indenture pursuant to Section 9.1, agree that from and after any conveyance or transfer of properties and assets of such Obligor to an Affiliate thereof, the Obligor shall not be relieved of any obligations or covenants under this Indenture, the Securities and any Guarantees, as the case may be, and such Obligor’s obligations or covenants under this Indenture, the Securities and any Guarantees shall continue in full force and effect without novation, such Obligor remaining as a joint and several debtor and co-obligor hereunder and thereunder with such Affiliate.”

2.	The definition of “Obligor” or “Obligors” in Section 1.1 is hereby supplemented by adding the following at the end thereof:

“For greater certainty, an “Obligor” or “Obligors” shall also include an “Obligor” or “Obligors” created by Section 8.2 hereof.”

3.	ACGP hereby assumes jointly and severally and as co-obligor the due and punctual payment of the principal of (and premium, if any) and interest, if any (including all additional amounts, if any, payable pursuant to Sections 5.16 or 10.9) on, and any sinking fund payment in respect of, all the Securities and the performance of every covenant of the Indenture on the part of Abitibi-Consolidated to be performed or observed or, if applicable, Abitibi-Consolidated’s obligations under any Guarantee and the Indenture, as the case may be. As contemplated in Section 8.2 (as hereby supplemented), Abitibi-Consolidated is not hereby relieved of any obligations or covenants under the Indenture, the Securities and any Guarantees, as the case may be, and Abitibi-Consolidated’s obligations or covenants under the Indenture, the Securities and any Guarantees continue in full force and effect without novation, Abitibi-Consolidated remaining as a joint and several debtor and co-obligor thereunder with ACGP.

4.	For purposes of Section 1.5(a)(2) of the Indenture, the address of ACGP shall be the registered office of its managing partner from time to time, currently being Abitibi-Consolidated. ACGP may give notice in writing of any change in the identity of its managing partner or of the address of its registered office as provided for in such Section 1.5(a)(2).

5.	This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

6.	Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

7.	In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.	If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this First Supplemental Indenture, such required provision shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or shall be excluded, as the case may be.

9.	This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws rules thereof.

10.	All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective seals, if any, to be hereunto affixed and attested, all as of the day and year first above written.

ABITIBI-CONSOLIDATED INC.		ABITIBI-CONSOLIDATED FINANCE L.P. by its General Partner Abitibi-Consolidated Nova Scotia Incorporated

Per:		Per:
Name:	Jacques P. Vachon	Name:	Jacques P. Vachon
Title:	Senior VP, Corporate Affairs and Secretary	Title:	Director and Secretary

Per:		Per:
Name:	Allen Dea	Name:	Allen Dea
Title:	Vice-President and Treasurer	Title:	Assistant Treasurer

ABITIBI-CONSOLIDATED INC., AS MANAGING PARTNER OF ABITIBI-CONSOLIDATED GENERAL PARTNERSHIP		3834328 CANADA INC, AS PARTNER OF ABITIBI-CONSOLIDATED GENERAL PARTNERSHIP

Per:		Per:
Name:	Jacques P. Vachon	Name:	Jacques P. Vachon
Title:	Senior VP, Corporate Affairs and Secretary	Title:	Director and Secretary

Per:		Per:
Name:	Allen Dea	Name:	Allen Dea
Title:	Vice-President and Treasurer	Title:	Assistant Treasurer

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

Per:
Name:	GEORGE E. TIMMES
Title:	VICE PRESIDENT

Per:
Name:
Title:

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